EXHIBIT 5.1
May 19, 2006

PICO Holdings, Inc.
875 Prospect Street, Suite 301
La Jolla, CA 92037

Re: PICO Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to PICO Holdings, Inc., a California corporation (“PICO”), in connection with the filing of the above referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 2,600,000 shares (the “Shares”) of PICO common stock, par value $0.001 per share (the “Common Stock”), held by certain shareholders (the “Selling Shareholders”), as set forth in the Registration Statement.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders, have been duly authorized and legally issued by the PICO and are fully paid and nonassessable. We express no opinion concerning any law other than the California General Corporation Law (“California Law”) and the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP
DLA Piper Rudnick Gray Cary US LLP